Exhibit 99.1

PRESS RELEASE

ARMADA HOFFLER ANNOUNCES DOROTHY MCAULIFFE HAS ACCEPTED STATE DEPARTMENT ROLE WITH PRESIDENT BIDEN'S ADMINISTRATION

McAuliffe resigns from Armada Hoffler’s Board of Directors

VIRGINIA BEACH, VA, June 6, 2022 — Armada Hoffler (NYSE: AHH) announces that Dorothy McAuliffe has stepped down as a member of the Company’s Board of Directors as she assumes State Department role with President Biden’s administration. McAuliffe had served as a director since 2019.

The Company has reduced the size of its Board of Directors by one to eliminate the vacancy.

“We sincerely thank Dorothy for her time and contributions to the board,” said Lou Haddad, President and CEO of Armada Hoffler. “The entire Armada Hoffler team congratulates her on this exciting next chapter and wish her the best in this important new role.”

McAuliffe, the former First Lady of the Commonwealth of Virginia, currently serves as National Policy Advisor for Share Our Strength, a national nonprofit working to end child hunger and poverty in the U.S. She is a member of the Board of Directors for Food Corps, a nonprofit dedicated to supporting AmeriCorps members providing nutrition education in local schools. From 2014 to 2019, McAuliffe served as the Governor’s Appointee to the Commonwealth Council on the Interstate Compact on Educational Opportunity for Military Children.

A graduate of Georgetown University Law Center, McAuliffe worked for several years as an attorney in general practice and in financial institution federal regulation and securities law, including corporate mergers, acquisitions and reorganizations. She was a fellow at the Georgetown University Institute of Politics and Public Service in 2018.

About Armada Hoffler Properties, Inc.

Armada Hoffler Properties, Inc. (NYSE: AHH) is a vertically-integrated, self-managed real estate investment trust with over four decades of experience developing, building, acquiring and managing high-quality office, retail and multifamily properties located primarily in the Mid-Atlantic and Southeastern United States. The Company also provides general construction and development services to third-party clients, in addition to developing and building properties to be placed in their stabilized portfolio. Founded in 1979 by Daniel A. Hoffler, Armada Hoffler has elected to be taxed as a REIT for U.S. federal income tax purposes. For more information visit ArmadaHoffler.com.

Media Inquiries:
Chelsea D. Forrest
Armada Hoffler
Director of Corporate Communications and Investor Relations
Email: CForrest@ArmadaHoffler.com
Phone: (757) 612-4248